EXHIBIT 99.1

Intersections Inc. Names New Chief Financial Officer

CHANTILLY, Va.-- Feb. 9, 2005-- Intersections Inc. (Nasdaq: INTX) today announced the appointment of Debra R. Hoopes as Chief Financial Officer. Ms. Hoopes replaces Ken Schwarz, who was recently promoted to President, Consumer and Small Business Solutions.

"Over the past six months, Deb has demonstrated a high level of competence and professionalism as Senior Vice President of Corporate Development and Investor Relations that fits well with our high standards," said Chief Executive Officer Michael Stanfield. "She has done a tremendous job leading our acquisition of American Background and other strategic agreements that helped position us for the future, as well as commencing the challenging task of setting up a responsive investor relations program. We are pleased to welcome her to the CFO position."

Ms. Hoopes joined Intersections in June 2004. Prior to that, she served as Chief Financial Officer for Compel Holdings and the Chief Financial Officer of CityNet Telecommunications, where she was also co-founder. Ms. Hoopes also served as Vice President of Finance for WinStar Communications and held previous positions with Cable and Wireless and MCI Communications. She holds a B.A. in Accounting from Virginia Tech and an M.B.A. from George Washington University.

About Intersections Inc.

          Intersections Inc. is the leading provider of branded and fully-customized consumer identity theft protection and credit management services to the customers of financial institutions and financial services companies in North America. Using our technology solutions and marketing capabilities, we assist these companies in meeting the needs of their customers in an effective, efficient and ethical environment. Intersections currently provides its services to more than 2.5 million subscribers in the U.S. and Canada. Learn more about Intersections at www.intersections.com.

Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered "forward-looking statements." Those forward-looking statements involve known and unknown risks and are subject to change based on various factors and uncertainties that may cause actual results to differ materially from those expressed or implied by those statements. Factors and uncertainties that may cause actual results to differ include, but are not limited to, the risks disclosed in the Company’s filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to revise or update any forward-looking statements.